Exhibit 99.1

The table below shows the adjustment to the Company’s financial statements as of and for the six months ended June 30, 2007 due to a reclassification in the presentation of book overdrafts.

All figures below are unaudited and in millions (except for percentages).

	Press Release	Adjustment	Form 10-Q
Condensed Consolidated Balance Sheet
Cash and cash equivalents	$409.2	$44.2	$453.4
Total current assets	3,851.6	44.2	3,895.8
Total assets	5,236.4	44.2	5,280.6
Trade accounts payable	1,201.9	44.2	1,246.1
Total current liabilities	2,013.6	44.2	2,057.8
Total liabilities	3,163.0	44.2	3,207.2
Total liabilities and stockholders' equity	5,236.4	44.2	5,280.6

Condensed Consolidated Statement of Cash Flows

Changes in operating assets and liabilities (net of acquisitions and divestitures): Trade accounts payable	$148.7	$44.2	$192.9

Net cash (used in) provided by operating activities	(133.2)	44.2	(89.0)
Net Decrease in Cash and Cash Equivalents	(267.5)	44.2	(223.3)
Cash and Cash Equivalents at End of Period	409.2	44.2	453.4

	Press Release	Adjustment	As Adjusted
Press Release Metrics
Debt, less cash and cash equivalents	$242.5	$(44.2)	$198.3
Decrease in Debt, less cash and cash equivalents from March 31, 2007	31	44	75
Decrease in Debt, less cash and cash equivalents from June 30, 2006	287.6	44.2	331.8
Debt, less cash and cash equivalents plus Total stockholders’ equity	2,315.9	(44.2)	2,271.7
Average Debt, less cash and cash equivalents plus Total stockholders’ equity (5 quarters)	2,050.8	(8.8)	2,042.0
Total capitalization	2,315.9	(44.2)	2,271.7
Working capital	1,920.2	(44.2)	1,876.0

Return on invested capital (“ROIC”)	41.5%	0.2%	41.7%
Working capital as a percentage of trailing three months annualized sales	20.5%	(0.5)%	20.0%
Ratio of debt, less cash and cash equivalents to total capitalization	10.5%	(1.9)%	8.6%